OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS SECOND QUARTER RESULTS.

Byron Center, MI, July 23, 2008 - - OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported second quarter net income of $1,199,000, down 32% from the $1,752,000 reported in the second quarter of 2007. Basic and diluted earnings per share in the second quarter of 2008 were $0.44, a decrease of 32% from the $0.65 reported for the second quarter of 2007. On a year-to-date basis, net income and earnings per share are each down 23% from the year-to-date period in 2007. The decline in net income is a result of higher loan collection costs and higher provision for loan losses.

The bank’s total assets and total loans reached new record levels. Total assets at June 30, 2008 equaled $787 million, an increase of $22 million during the second quarter. Total loans increased $25 million during the second quarter to $629 million at June 30, 2008. Compared to one year ago, total assets increased $74 million, or 10%, total loans increased $76 million, or 14%, and total deposits increased $20 million, or 3%. The bank continues to be well capitalized, with an equity-to-asset ratio of 9.1% at June 30, 2008 compared to 9.5% at December 31, 2007.

“As demonstrated by our growth in assets and loans, we continue to be uniquely positioned to take advantage of current conditions in the West Michigan banking industry,” said Patrick K. Gill, President and CEO of OAK Financial Corporation and Byron Bank. “Committed to being prudent and conservative, we again made additional allocations to our loan loss reserve during the quarter to support loan growth and to provide further protection against the erosion of real estate collateral values. Despite the decrease in net income, our non-performing assets ratio is among the best in our peer group, our capital position remains strong and our dividend is intact. Our team members are energized and our reputation continues to grow throughout our markets.”

Byron Bank’s net interest margin in the second quarter of 2008 was 3.56% compared to 3.77% for the second quarter of 2007. Although the net interest margin is down from a year ago, the net interest margin has been in a narrow range over the past four quarters. Despite the decline in the net interest margin, net interest income rose 3% in the second quarter as result of the strong growth in earning assets.

The provision for loan losses was $930,000 in the second quarter compared to $675,000 in the first quarter of 2008 and $337,000 during the second quarter of 2007. Approximately 21% of the second quarter provision is attributed to net loans charged off during the quarter, approximately 34% is attributed to loan growth during the quarter and the remaining 45% is attributed to credit risk downgrades and specific reserves associated with non-performing loans. The amount associated with credit downgrades and specific reserves reflects the overall weakness in the Michigan economy and specific weakness in real estate values. As a result of the higher loan loss provision, the allowance as a percent of total loans increased from 1.18% at the end of the first quarter to 1.25% at June 30, 2008.

Total non-interest income increased $92,000, or 5%, in the second quarter of 2008 compared to the second quarter of 2007. The results of the second quarter include net security gains of $50,000 and a net impairment charge of $85,000 on other real estate owned as a result of a decline in real estate values. For the year-to-date period, total non-interest income increased $346,000, or 9%, in 2008 compared to 2007. Increases in fee income were achieved in deposit service charges and mortgage banking for both the second quarter and year-to-date periods. Non-interest income represented 26.1% of total revenue during the first six months of 2008 compared to 25.3% for the first six months of 2007.

Operating expenses increased $540,000, or 10.1%, in the second quarter of 2008 compared to the second quarter of 2007. For the six-month period, total operating expenses increased 9.7%. The increase for both the second quarter and the six-month period include significant increase in loan collection costs and FDIC insurance. The increase in the FDIC insurance reflects the full utilization of the bank’s FDIC credits during 2007.

Non-performing assets increased $1.5 million during the second quarter of 2008 to $6.7 million. This represents .85% of total assets and compares to .68% at March 31, 2008 and .93% at December 31, 2007. At June 30, 2008, total non-performing assets consists of $2.1 million of other real estate, $4.4 million of loans that are not accruing interest, and approximately $.2 million of loans that are more than 90 days past due, but still accruing interest. Net loans charged-off as a percent of total average loans was .13% in the second quarter of 2008 compared to .38% in the first quarter of 2008 and .05% in the second quarter of 2007. Net loans charged-off in the second quarter totaled $195,000 compared to $67,000 during the second quarter of 2007. Total net loans charged-off for the first six months of 2008 was .25% compared to .07% during the same period of 2007.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 14 banking offices serving 14 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our Byron Insurance Agency subsidiary provides products, such as property and casualty, life, disability and long-term care insurance. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:

Patrick K. Gill, President & CEO at (616) 588-7420, or

James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419

OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30,	December 31,
	2008	2007
ASSETS	(Unaudited)

Cash and cash equivalents	$17,247	$15,342

Available-for-sale securities	111,753	117,627

Loans held for sale	2,316	3,496

Total loans	628,992	582,296
Allowance for loan losses	(7,860)	(7,008)
Net Loans	621,132	575,288

Accrued interest receivable	3,589	3,580
Premises and equipment, net	16,888	16,372
Restricted investments	4,461	3,379
Other assets	9,669	8,362

Total assets	$787,055	$743,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$74,553	$74,015
Interest bearing	515,467	491,433
Total deposits	590,020	565,448

Federal funds purchased	35,500	37,600
Repurchase agreements	20,350	20,350
FHLB advances	64,697	43,258
Other borrowed funds	122	436
Other liabilities	5,077	5,541
Total liabilities	715,766	672,633

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	36,505	35,014
Accumulated other comprehensive income	(697)	318
Total stockholders' equity	71,289	70,813

Total liabilities and stockholders' equity	$787,055	$743,446

OAK FINANCIAL CORPORATION AND SUBSIDIARIES		CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended June 30, (Unaudited)		Six Months ended June 30, (Unaudited)

	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$9,533	$10,325	$19,347	$20,079
Available-for-sale securities	1,223	1,241	2,508	2,485
Restricted investments	50	37	95	79
Other interest income	1	1	3	3
Total interest income	10,807	11,604	21,953	22,646

Interest expense
Deposits	3,529	4,696	7,579	9,477
Federal funds purchased	151	299	414	414
Repurchase agreements	244	84	489	84
FHLB advances	644	485	1,212	894
Other borrowed funds	4	8	6	30
Total interest expense	4,572	5,572	9,700	10,899

Net interest income	6,235	6,032	12,253	11,747

Provision for loan losses	930	337	1,605	497

Net interest income after provision for loan losses	5,305	5,695	10,648	11,250

Non-interest income
Service charges on deposit accounts	1,387	1,309	2,639	2,487
Mortgage banking	303	281	707	531
Net gain on sales of available for sale securities	50	5	52	10
Insurance premiums and brokerage fees	286	288	625	632
Other	107	158	295	312
Total non-interest income	2,133	2,041	4,318	3,972

Non-interest expenses
Salaries	2,697	2,593	5,244	5,045
Employee benefits	575	536	1,197	1,064
Occupancy (net)	464	401	895	800
Furniture and fixtures	326	284	620	564
Other	1,849	1,557	3,547	3,011
Total non-interest expenses	5,911	5,371	11,503	10,484

Income before federal income taxes	1,527	2,365	3,463	4,738

Federal income taxes	328	613	782	1,246

Net income	$1,199	$1,752	$2,681	$3,492

Income per common share:
Basic	$0.44	$0.65	$0.99	$1.29
Diluted	$0.44	$0.65	$0.99	$1.29

OAK FINANCIAL CORPORATION AND SUBSIDIARY		CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
(Dollars in thousands except per share data)	2008	2008	2007	2007	2007
Earnings
Net interest income	$6,235	$6,018	$5,828	$5,937	$6,032
Provision for loan losses	$930	$675	$562	$162	$337
Non-interest income	$2,133	$2,185	$2,259	$2,057	$2,041
Non-interest expense	$5,911	$5,592	$5,615	$5,465	$5,371
Net income	$1,199	$1,482	$1,476	$1,761	$1,752
Basic earnings per share	$0.44	$0.55	$0.55	$0.65	$0.65
Diluted earnings per share	$0.44	$0.55	$0.55	$0.65	$0.65
Average shares outstanding	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	0.62%	0.80%	0.80%	0.97%	1.01%
Return on average equity	6.64%	8.29%	8.32%	10.19%	10.39%
Net interest margin (tax-equivalent)	3.56%	3.56%	3.49%	3.57%	3.77%
Efficiency ratio	69.0%	66.1%	67.5%	66.7%	65.0%
Full-time equivalent employees	202	200	200	197	196
Ending equity to ending assets	9.06%	9.46%	9.53%	9.49%	9.47%
Book value per share	$26.37	$26.77	$26.20	$25.67	$24.97

Asset Quality
Net loans charged-off	$195	$558	$1,427	$116	$67
Net charge-offs to total average loans (annualized)	0.13%	0.38%	1.00%	0.08%	0.05%
Nonperforming assets	$6,714	$5,236	$6,932	$5,041	$4,542
Allowance for loan losses to total loans	1.25%	1.18%	1.20%	1.40%	1.42%
Nonperforming assets to total assets	0.85%	0.68%	0.93%	0.69%	0.64%

	YTD	YTD
(Dollars in thousands except per share data)	6/30/08	6/30/07
Earnings
Net interest income	$12,253	$11,747
Provision for loan losses	$1,605	$497
Non-interest income	$4,318	$3,972
Non-interest expense	$11,503	$10,484
Net income	$2,681	$3,492
Basic earnings per share	$0.99	$1.29
Diluted earnings per share	$0.99	$1.29
Average shares outstanding	2,703	2,703

Performance Ratios
Return on average assets	0.71%	1.02%
Return on average equity	7.46%	10.50%
Net interest margin (tax-equivalent)	3.56%	3.74%
Efficiency ratio	67.6%	65.2%

Asset Quality
Net loans charged-off	$753	$180
Net charge-offs to total average loans (annualized)	0.25%	0.07%